Exhibit J.1

Execution Version

CUSTODIAL AGREEMENT

THIS CUSTODIAL AGREEMENT (this “Agreement”) dated as of July 29, 2015, is entered into between Hercules Technology Growth Capital, Inc., an investment company that has elected to be regulated as a business development company under the Investment Company of 1940 (“1940 Act”) and each of its subsidiaries listed on Schedule A hereto (each an “Owner”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as custodian (in such capacity, the “Custodian”). Except as expressly set forth herein, all references in this Agreement to an Owner are to each Owner, individually, as if this Agreement were only between such Owner and the Custodian.

W I T N E S S E T H:

WHEREAS, each Owner has acquired or will acquire, from time to time, certain securities (including in the form of loans, stocks, shares, collateral, bonds, debentures, notes, warrants, options or other instruments representing rights to receive, purchase, or subscribe for the same, or evidencing or representing any other rights or interests therein), cash and cash equivalents (collectively the “Assets”) and desires to deposit the Assets with the Custodian to hold on each Owner’s behalf and to direct the Custodian with respect to the transfer and release thereof;

NOW, THEREFORE, the parties hereto agree as follows:

1.    (a) Each Owner hereby appoints the Custodian as custodian of the Assets pursuant to the terms of this Agreement and the Custodian accepts such appointment. The Custodian hereby agrees to accept the Assets delivered to the Custodian by each Owner pursuant to the terms hereof, and agrees to hold, segregate, release and transfer the same in accordance with the provisions of this Agreement. There shall be, and hereby is, established by each Owner with the Custodian a non-interest bearing securities account which will be separately identified for each owner as the Custodial Account (referred to herein as the “Custody Account”) and into which the Assets shall be held and which shall be governed by and subject to this Agreement. On the date hereof, the Custodian has established each Custody Account as set forth on Schedule B hereto. In addition, on and after the date hereof, the Custodian may establish any number of subaccounts to any Custody Account deemed necessary or appropriate by the Custodian and the respective Owner in administering the Custody Account (each such subaccount, a “Subaccount” and collectively with each Custody Account, the “Account”). In addition, on the date hereof, with respect to Hercules Funding II, LLC, the Custodian shall establish a segregated non-interest bearing account entitled the Hercules Funding II, LLC Collection Account (the “Hercules II Collection Account” and together with the Hercules Funding II, LLC Custody Account, the “Hercules Funding II Accounts”). All Assets delivered to the Custodian pursuant to this Agreement will promptly be credited to the respective Custody Account as designated by an Authorized Officer of the Owner and held on behalf of the Owner pursuant to the terms hereof. Notwithstanding the foregoing or anything to the contrary in this Agreement, the Custodian shall not accept delivery of or hold any Asset that constitutes a Clearing Corporation Security unless such Asset is maintained on an Approved Clearing Corporation. The Custodian shall not be responsible for any other assets of each Owner held or received by each Owner or others or any assets not delivered to Custodian as set forth herein and accepted by the Custodian as hereinafter provided. The Custodian shall have no obligation to accept or hold any security or other asset pursuant to the terms of this agreement to the extent it reasonably determines that such security or asset does not fall within the definition of “Asset” or holding such security or asset would violate any law, rule, regulation or internal policy applicable to the Custodian. Assets or proceeds thereof shall be withdrawn from and credited to the Account only upon Proper Instructions pursuant to Section 4 hereof. The Custodian shall collect (other than instituting enforcement actions) all income and other payments with respect to Assets held in custody to which each Owner shall be entitled either by law or pursuant to custom in the securities business, and shall collect all income and other payments with respect to Assets if, on the date of payment by the issuer, such securities are held by the Custodian and shall credit such income, as collected, to each Owner’s Custodian Account.

For purposes of this Agreement:

“Approved Clearing Corporation” shall mean the Depository Trust Company, its nominees, and their respective successors.

“Clearing Corporation Security” shall mean Assets which are maintained on the books of an Approved Clearing Corporation or a nominee subject to the control of the Approved Clearing Corporation;

“Clearing Corporation” shall mean as such term is defined in Section 8-102 of UCC;

“UCC” shall mean The Uniform Commercial Code as in effect in the State of New York;

(b)    For the avoidance of doubt, the Account (including income, if any, earned on the investments of funds in such account) will be owned by each Owner, for federal income tax purposes. Such Owner is required to provide to the Custodian (i) an IRS Form W-9 or appropriate IRS Form W-8 no later than the Closing Date, and (ii) any additional IRS forms (or updated versions of any previously submitted IRS forms) or other documentation at such time or times required by applicable law or upon the reasonable request of the Custodian as may be necessary (i) to reduce or eliminate the imposition of U.S. withholding taxes and (ii) to permit Custodian to fulfill its tax reporting obligations under applicable law with respect to the Account or any amounts paid to Owner. If any IRS form or other documentation previously delivered becomes obsolete or inaccurate in any respect, Owner shall timely provide to the Custodian accurately updated and complete versions of such IRS forms or other documentation. Wells Fargo Bank, National Association, both in its individual capacity and in its capacity as Custodian, shall have no liability to Owner or any other person in connection with any tax withholding amounts paid or withheld from the Account pursuant to applicable law arising from Owner’s failure to timely provide an accurate, correct and complete IRS Form W-9, an appropriate IRS Form W-8 or such other documentation contemplated under this paragraph. For the avoidance of doubt, no funds shall be invested with respect to such Account absent the Custodian having first received (i) the requisite Proper Instructions, and (ii) the IRS forms and other documentation required by this paragraph.

2.    The Custodian shall not invest immediately available funds held hereunder in the absence of Proper Instructions and shall not be liable for not investing or reinvesting funds in accordance with this Agreement in the absence of Proper Instructions (which may be standing instructions). In connection with investments of available cash pursuant to Proper Instructions, the Custodian may without liability use a broker-dealer, investment company or other bank cash vehicle owned by or affiliated with the Custodian or any of its affiliates. The Custodian is not responsible for the assets of each Owner which have been placed in accounts with brokers, prime brokers, counterparties, futures commission merchants and other intermediaries. The Custodian or any of its affiliates may receive reasonable compensation with respect to any such investment. It is expressly agreed and understood by the parties hereto that the Custodian shall not in any way whatsoever be liable for losses on any investments, including, but not limited to, losses from market risks, due to premature liquidation or resulting from other actions taken pursuant to this Agreement.

3.    The Custodian shall, with respect to the Assets held in the Custody Account, promptly deliver to each Owner all proxies, proxy soliciting materials and other notices relating to such proxies received by the Custodian. The Custodian shall also promptly deliver to each Owner all written information received by the Custodian from issuers of the securities whose exercise, tender or exchange is sought and from the party making the exercise, tender or exchange offer received by the Custodian. Each Owner shall instruct the Custodian in writing with regard to (a) the exercise of any rights or remedies with respect to the Assets, including, without limitation, waivers and voting rights, and (b) taking any other action in connection with the Assets, including, without limitation, any purchase, sale, conversion, redemption, exchange, retention or other transaction relating to the Assets. In the absence of any instructions provided to the Custodian by each Owner, the Custodian shall have no obligation to take any action with respect to the Assets. Notwithstanding anything herein to the contrary, under no circumstances shall the Custodian be obligated to bring legal action or institute proceedings against any person on behalf of each Owner.

4.    The Custodian shall hold the Assets in safekeeping in a separate account physically segregated from all other persons and shall release and transfer same only in accordance with Proper Instructions. “Proper Instructions” shall mean written instructions or cabled, telexed, facsimile or electronically transmitted instructions in respect of any of the matters referred to in this Agreement purported to be signed (except in the case of electronically transmitted instructions) by one or more persons duly authorized to sign on behalf of the respective Owner as set forth in the Authorized Signers List on Exhibit A hereto (each such person (an “Authorized Signer”)) and, in the case of electronically transmitted instructions, in accordance with such authentication procedures as may be agreed by the Custodian and the respective Owner from time to time, and in the case of any instructions to credit an Asset to the Accounts or to release any Asset from the Accounts, in accordance with the terms hereof. Any electronically delivered instructions, including by email or facsimile, received from or on behalf of any Authorized Signer, or any email or facsimile received from another individual on behalf of each Owner in which any Authorized Signers are also identified as copied, shall constitute Proper Instructions. For the avoidance of doubt, the Hercules Funding II Accounts shall be subject to the Securities Account Control Agreement dated as of the date hereof (the “Account Control Agreement”) among Hercules Funding II, LLC, as Debtor, the Custodian acting as Securities Intermediary, and Wells Fargo Capital Finance, LLC, as Secured Party, until the termination of the Account Control Agreement pursuant to its terms.

5.    The Custodian shall be obligated only for the performance of such duties as are specifically set forth in this Agreement and the Custodian shall satisfy those duties expressly set forth herein so long as it acts in good faith and without gross negligence or willful misconduct. The Custodian may rely and shall be protected in acting or refraining from acting on any written notice, request, waiver, consent or instrument believed by it to be genuine and to have been signed or presented by the proper party or parties. The Custodian shall have no duty to determine or inquire into the happening or occurrence of any event or contingency, and it is agreed that its duties are purely ministerial in nature. The Custodian may consult with and obtain advice from legal counsel as to any provision hereof or its duties hereunder and shall not be liable for action taken or omitted by it in good faith and the advice of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken or omitted by it hereunder in good faith and in reliance thereon. The Custodian shall not be liable for any action taken or omitted by it in good faith and reasonably believed by it to be authorized hereby, except for actions arising from the gross negligence or willful misconduct of the Custodian. The Custodian shall have no liability for loss arising from any cause beyond its control, including but not limited to, the act, failure or neglect of any agent or correspondence selected with due care by the Custodian, any delay, error, omission or default of any mail, telegraph, cable or wireless agency or operator; or the acts or edicts of any government or governmental agency or other group or entity exercising governmental powers. Notwithstanding anything in this Agreement to the contrary, in no event shall the any Party be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits).

Without limiting the generality of the foregoing, the Custodian shall not be subject to any fiduciary or other implied duties and the Custodian shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility and, accordingly, shall have no duty to, or liability for its failure to, provide investment recommendations or investment advice to the parties hereto. It is the intention of the parties hereto that the Custodian shall never be required to use, advance or risk its own funds or otherwise incur financial liability in the performance of any of its duties or the exercise of any of its rights and powers hereunder.

The Custodian is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of this Agreement or any part hereof (except with respect to the Custodian’s obligations hereunder) or for the transaction or transactions requiring or underlying the execution of this Agreement, the form or execution hereof or for the identity or authority of any person executing this Agreement or any part hereof (except with respect to the Custodian) or depositing the Assets.

For the avoidance of doubt and notwithstanding anything herein to the contrary, each Owner agrees that the Custodian shall not have nor shall be implied to have any duties with respect to furnishing reports of each Owner or other information as contemplated by the 1940 Act, the Investment Advisers Act of 1940 or any rules promulgated thereunder, and the Custodian shall only be obligated to furnish information to each Owner or to any third party to the extent directed by each Owner pursuant to Proper Instructions as set forth in this Agreement and agreed to by the Custodian, or as each Owner and Custodian may otherwise agree. Custodian shall provide reports to Owner reflecting the Assets held in the Custody Account and shall cooperate with and supply information regarding the Assets to each Owner and its agents (e.g. outside auditors for securities counts).

6.    Each Owner agrees, jointly and severally, to indemnify, defend and hold the Custodian, its officers, directors, employees and agents (collectively, “Indemnified Persons”) harmless from and against any and all losses, claims, damages, demands, expenses, costs, causes of action, judgments or liabilities that may be incurred by any Indemnified Person arising directly or indirectly out of or in connection with this Agreement, including the reasonable legal costs and expenses as such expenses are incurred (including, without limitation, the expenses of any experts, counsel or agents) of investigating, preparing for or defending itself against any action, claim or liability in connection with its performance hereunder or thereunder. Each Owner also hereby agrees, jointly and severally, to hold the Custodian harmless from any liability or loss resulting from any taxes or other governmental charges, and any expense related thereto, which may be imposed, or assessed with respect to any Assets in the Account and also agrees to hold the Custodian and its respective nominees harmless from any liability as record holder of Assets in the Account. Each Owner may remit payment for expenses and indemnities owed to the Custodian hereunder or, in the absence thereof, the Custodian may from time to time deduct payment of such amounts from the Account. In no event, however, shall each Owner be obligated to indemnify any Indemnified Person and hold any Indemnified Person harmless from any losses, claims, damages, demands, expenses, costs, causes of action, judgments or liabilities incurred by any Indemnified Person as a result of its own bad faith, willful misfeasance or gross negligence, reckless disregard of the Custodian’s duties. The provisions of this section shall survive the termination of this Agreement.

7.    The Custodian shall be entitled to be paid by each Owner a fee as compensation for its services as set forth in the separate Fee Letter (the “Fee Letter”) agreed to by the parties hereto. Except as otherwise noted, this fee covers account acceptance, set up and termination expenses, plus usual and customary related administrative services such as safekeeping, investment, collection and distribution of assets, including normal record-keeping/reporting requirements. Any additional services or activities beyond those specified in this Agreement requiring excessive administrator time or out-of-pocket expenses, shall be performed only after reasonable prior notice is given to the Custodian by each Owner and shall be deemed extraordinary expenses for which related costs, transaction charges and additional fees will be billed at the Custodian’s standard charges for such items. Each Owner agrees, jointly and severally, to pay or reimburse the Custodian for all reasonable out-of-pocket costs and expenses (including without limitation reasonable fees and expenses of legal counsel) incurred, and any disbursements and advances made, in connection with the preparation, negotiation or execution of this Agreement, or in connection with or pursuant to consummation of the transactions contemplated hereby, or the administration of this Agreement or performance by the Custodian of its duties and services under this Agreement.

8.    Each Owner hereby grants to the Custodian a lien on all Assets for all indebtedness that may become owing to the Custodian hereunder, which lien may be enforced by the Custodian by set-off or appropriate foreclosure proceedings. In this regard, if each Owner is unwilling or unable to pay the Custodian any amounts due hereunder or to indemnify any indemnified party hereunder, the Custodian may, in its sole discretion, withdraw any cash in the account, or, if insufficient, liquidate a portion of the Assets, and the Custodian shall use such cash or deduct from such proceeds any fees, expenses and indemnities that it (or any indemnified party) may be due hereunder. Each Owner hereby consents to and authorizes such action by the Custodian, and the Custodian shall have no liability for any action taken pursuant to this authorization. The Custodian agrees to provide Owner with written notice prior to taking any action pursuant to this Section 8.

9.    The Custodian may at any time resign hereunder by giving written notice of its resignation to each Owner at least sixty (60) days prior to the date specified for such resignation to take effect, and upon the effective date of such resignation, the Assets hereunder shall be delivered by it to such person as may be designated in writing by each Owner, whereupon all the Custodian’s obligations hereunder shall cease and terminate. If no such person shall have been designated by such date, all obligations of the Custodian hereunder shall, nevertheless, cease and terminate. The Custodian’s sole responsibility thereafter shall be to keep safely all Assets then held by it and to deliver the same to a person designated by each Owner or in accordance with the direction of a final order or judgment of a court of competent jurisdiction.

Each Owner may remove the Custodian at any time by giving the Custodian at least sixty (60) days’ prior written notice. Upon receipt of the identity of the successor Custodian as designated by each Owner in writing, the Custodian shall either deliver the Assets then held hereunder to the successor Custodian, less the Custodian’s fees, costs and expenses or other obligations owed to the Custodian, or hold such Assets (or any portion thereof), pending distribution, until all such fees, costs and expenses or other obligations are paid. Upon delivery of the Assets to successor Custodian, the Custodian shall have no further duties, responsibilities or obligations hereunder.

10.    This Agreement shall be construed in accordance with, and governed by, the laws of the State of New York, without giving effect to the conflict of law principles thereof.

11.    This Agreement may not be assigned or transferred by a party without the written consent of the other party. This Agreement shall remain in full force and effect until the earlier to occur of (a) the transfer or release of all of the Assets in accordance with the written instructions of each Owner in respect thereto and (b) the transfer by each Owner of its rights and interests in the Assets. The parties hereto shall not be bound by any modification, amendment, termination, cancellation, recission or supersession of this Agreement unless the same shall be in writing and signed by the Custodian and each Owner.

12.     Any delivery of physical Assets or any notices or other communications hereunder (including Proper Instructions delivered to the Custodian) shall be in writing and given at the addresses stated below, by prepaid first class mail, overnight courier or facsimile.

If to each Owner:

Hercules Technology Growth Capital, Inc.

400 Hamilton Avenue, Suite 300

Palo Alto, CA 94301

Attn: Manuel Henriquez, Chief Executive Officer

If to the Custodian:

Wells Fargo Bank, N.A.

9062 Old Annapolis Rd.

Columbia, Maryland 21045

13.     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Facsimile signatures and signature pages provided in the form of a “pdf” or similar imaged document transmitted by electronic mail shall be deemed original signatures for all purposes hereunder.

14.     Parties hereto shall treat confidentially all information provided by each party to the other party regarding its business, operations and shareholders. All confidential information provided by a party hereto shall be used by the other party hereto solely for the purpose of rendering or receiving services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party.

[SIGNATURE PAGE FOLLOWS]

Executed as of the date first above written.

HERCULES TECHNOLOGY GROWTH CAPITAL,
INC., as Owner

By:	/s/ Andrew Olson
Name:	Andrew Olson
Title:	Controller

HERCULES TECHNOLOGY II, L.P., as Owner

By:	/s/ Andrew Olson
Name:	Andrew Olson
Title:	Controller

HERCULES TECHNOLOGY III, L.P., as Owner

By:	/s/ Andrew Olson
Name:	Andrew Olson
Title:	Controller

HERCULES TECHNOLOGY IV, L.P., as Owner

By:	/s/ Andrew Olson
Name:	Andrew Olson
Title:	Controller

HERCULES TECHNOLOGY II, LLC, as Owner

By:	/s/ Andrew Olson
Name:	Andrew Olson
Title:	Controller

HERCULES FUNDING II, LLC, as Owner

By:	/s/ Andrew Olson
Name:	Andrew Olson
Title:	Controller

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Custodian

By:	/s/ Sean Cheramle
Name:	Sean Cheramle
Title:	Assistant Vice President